SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to 240.14a-12

FIDELITY D & D BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[FIDELITY D & D BANCORP, INC. LETTERHEAD]

April 1, 2010

Dear Fellow Shareholders of Fidelity D & D Bancorp, Inc.:

On behalf of the Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders of Fidelity D & D Bancorp, Inc. to be held on Tuesday, May 4, 2010 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania, 18512. At the annual meeting, you will have the opportunity to ask questions and to make comments.  Enclosed are your notice of meeting, proxy statement, proxy card and the Company’s 2009 Annual Report to Shareholders.  These materials are also available online at www.bankatfidelity.com/proxymaterials.

The principal business of the meeting is to elect two Class C Directors, ratify the selection of our independent registered public accounting firm, consider a shareholder proposal and to transact any other business that is properly presented at the annual meeting.  The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon in more detail.

We are delighted you have chosen to invest in the Company. We look forward to you joining us. Whether or not you expect to attend the annual meeting in person, we hope that you will vote as soon as possible by completing, signing and returning the enclosed proxy in the envelope provided.  The prompt return of your proxy will save the Company expenses involved in further communications.  Your vote is important.  Voting by written proxy will ensure your representation at the annual meeting, if you do not attend in person.

We look forward to seeing you on May 4, 2010.

Sincerely,

/s/ Patrick J. Dempsey
Patrick J. Dempsey
Chairman of the Board

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets
Dunmore, Pennsylvania 18512
(570) 342-8281

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2010

The Board of Directors is distributing this proxy statement to shareholders on or about April 1, 2010

OTC Bulletin Board trading symbol: FDBC

www.bankatfidelity.com

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2010

TO THE SHAREHOLDERS OF FIDELITY D & D BANCORP, INC.:

NOTICE IS HEREBY GIVEN that Fidelity D & D Bancorp, Inc. will hold its Annual Meeting of Shareholders on Tuesday, May 4, 2010 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania, 18512, to consider and vote upon the following proposals:

(1)	Election of two Class C Directors to serve for a three-year term and until their successors are properly elected and qualified;

(2)	To ratify the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2010;

(3)	To consider a shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors; and

(4)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

Shareholders of record at the close of business on March 11, 2010, are entitled to notice of the meeting and may vote at the annual meeting, either in person or by proxy.

Management welcomes your attendance at the annual meeting.  Whether or not you expect to attend the annual meeting in person, we ask you to complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope.  The prompt return of your proxy will save expenses involved in further communications. Even if you return a proxy, you may vote in person if you give written notice to the Secretary of the Company and attend the annual meeting.  Promptly returning your completed proxy will ensure that your shares are voted in accordance with your wishes and will guarantee the presence of a quorum.

The Board of Directors is distributing this proxy statement, form of proxy, and Fidelity D & D Bancorp, Inc.’s 2009 Annual Report on or about April 1, 2010.

By Order of the Board of Directors,

/s/ John T. Cognetti
John T. Cognetti
Dunmore, Pennsylvania	Secretary
April 1, 2010

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding Internet Availability of Proxy Materials for the   Shareholder Meeting to be held on May 4, 2010.  The Proxy Statement, Proxy Card and 2009 Annual Report are available at www.bankatfidelity.com/proxymaterials.

PROXY STATEMENT

Date, Time and Place of the Annual Meeting

Fidelity D & D Bancorp, Inc. (the “Company”) is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company.  The annual meeting will be held at the main office of Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania, 18512, on Tuesday, May 4, 2010 at 3:00 p.m., Eastern Daylight Time.  The telephone number for the Company is (570) 342-8281.  Please direct all inquiries to Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company.

Description of the Company

Fidelity D & D Bancorp, Inc., a Pennsylvania corporation and registered bank holding company, was organized in 1999 and became the holding company for The Fidelity Deposit and Discount Bank (the “Bank”) on June 30, 2000.   The Bank, the Company’s wholly-owned, sole subsidiary, was established in 1902 as a commercial banking institution under the laws of Pennsylvania.  In 1997, the Bank acquired trust powers.  The Bank offers a full range of traditional banking and trust services as well as alternative financial products and services.

The Board of Directors encloses a copy of the annual report for the fiscal year ended December 31, 2009, with this proxy statement.  The annual report is also available online at www.bankatfidelity. com/proxymaterials. You may obtain additional print copies of the Company’s annual report for the 2009 fiscal year at no cost by contacting Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, telephone (570) 342-8281.

We have not authorized anyone to provide you with information.  You should rely only on the information contained in this document or in documents to which we refer you.  Although we believe we have provided you with all the information you will need to make your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or value of your stock.

PROXY AND VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors is sending this proxy statement and proxy to shareholders on or about April 1, 2010.  The Board of Directors of the Company solicits this proxy for use at the 2010 Annual Meeting of Shareholders of the Company.  The directors, officers and other employees of the Company or the Bank may solicit proxies in person or by telephone, facsimile, or other electronic means. The Company will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Company sends to shareholders.  The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these persons.  The Company will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Thursday, March 11, 2010, the voting record date, may vote at the annual meeting.  On all matters to come before the annual meeting, shareholders may cast one vote for each share held.  Cumulative voting rights do not exist with respect to the election of directors.

By properly completing a proxy card, the shareholder appoints the proxy holders named on the proxy card to vote his or her shares as specified on the proxy card.  Any signed proxy card, which does not specify how the shares are to be voted, will be voted FOR:

•	Election of Brian J. Cali, Esquire and Patrick J. Dempsey, as Class C Directors of the Company, each for three-year terms expiring in 2013; and

•	Ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

And AGAINST:

•	Consideration of a shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors.

If a shareholder is a participant in the Fidelity D & D Bancorp, Inc. Dividend Reinvestment Plan, the enclosed proxy will also serve as a proxy for the shares held in the plan.  The Register and Transfer Company, as the administrator of the plan, will not provide plan participants with separate proxies covering the shares held in the Dividend Reinvestment Plan.  Each holder of common stock is entitled to one vote, in person or by proxy, for each whole share of common stock held as of the record date.  If your proxy is signed but does not indicate your voting preferences, the proxy holders will vote your shares for all nominees; in favor of the proposal to ratify the Company’s independent registered public accounting firm and against the shareholder proposal.  If you do not return a proxy, your shares will not be voted.

Quorum and Vote For Approval

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock.  At the close of business on February 28, 2010, the Company had 2,110,614 shares of common stock outstanding, without par value.  The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock.  The Company has not issued preferred stock.

To hold the annual meeting, a “quorum” of shareholders must be present.  Under Pennsylvania law and the by-laws of the Company, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter.  The Company will not count broker non-votes in determining the presence of a quorum.  A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.  Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Assuming the presence of a quorum, the nominees in each class of directors receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not be cast for a nominee.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.  A majority of votes cast by shareholders, either in person or by proxy, are required to approve the shareholder proposal to request elimination of the classified Board of Directors.  The proxy holders will not cast abstentions or broker non-votes against the shareholder proposal.

Revocability of Proxy

Shareholders who sign and return proxies to the Company may revoke them at any time before they are voted by:
•	Delivering written notice of revocation to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512; or

•	Delivering a properly executed proxy bearing a later date to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512; or

•	Attending the meeting and voting in person, after giving written notice to John T. Cognetti, Secretary of the Company.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting.  Should you have any questions, please call John T. Cognetti, Secretary, at (570) 342-8281.

Methods of Voting

Voting by Proxy

•	Mark your selections.
•	Date your proxy and sign your name exactly as it appears on your proxy.
•	Mail in the enclosed, postage-paid envelope.

Voting in Person

•	Attend the annual meeting and show proof of eligibility to vote.
•	Obtain a ballot.
•	Mark your selections.
•	Date your ballot and sign your name exactly as it appears in the transfer books of the Company.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of Nasdaq, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Board Leadership Structure

The Company typically separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day operation and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board.  However currently, Mr. Patrick J. Dempsey, our Chairman, who has been a director for over 24 years, including serving as Chairman the past five years, was named Interim President and Chief Executive Officer in September 2009 until such time as a permanent candidate is identified, which we expect to occur during the second quarter of 2010.  The Board believes the separated roles of Chief Executive Officer and Chairman are in the best interest of shareholders because it promotes both strategic development and facilities information flow between management and the Board, both essential for effective governance.

The Company's Board of Directors oversees all business, property and affairs of the Company.  The Chairman and the Company's Officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them with reports and other materials. The directors of the Company also serve as the directors of the Company's wholly owned bank subsidiary, The Fidelity Deposit and Discount Bank, upon election by the Company.

Currently, our Board of Directors has six members. Under the Nasdaq listing standards for independence, Michael J. McDonald, David L. Tressler, Sr., Mary E. McDonald, Brian J. Cali and John T. Cognetti meet the Nasdaq standards for independence. In determining the Director’s independence, the Board of Directors considered loan transactions between the Company and the Director, their immediate family members and businesses with whom they are associated.  This constitutes more than a majority of our Board of Directors.

The table below includes a description of other categories or types of transactions, SEC rules and regulations, and relationships or arrangements considered by the Board of Directors, in addition to those listed above, in reaching their determination that the directors are independent under Nasdaq rules.

Name	Independent	Other transactions, Relationships or Arrangements

Brian J. Cali	Yes	Legal services
John T. Cognetti	Yes	Real Estate services
Michael J. McDonald	Yes	None
David L. Tressler, Sr.	Yes	None
Mary E. McDonald	Yes	None

In each case, the Board of Directors determined that none of the transactions above impaired independence of the Director.  For more information, please refer to “Certain Business Relationships and Transactions with Management.”

Risk Management

The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.  The Board receives reports from the various committees of the Board.  The Chair of the respective committee reports on the discussion to the full Board during the committee minutes report agenda section of the Board meetings.  This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses, with respect to audit and risk review, the adequacy and effectiveness of internal accounting controls, financial systems or financial statements, and the accuracy of management reporting and compliance with laws, regulations and Company policy.

Meetings and Committees of the Board of Directors

During 2009, the Company’s Board of Directors maintained three standing committees, and the Bank’s Board of Directors maintained eight standing committees.  The Board of Directors of the Company has a standing Executive Committee, Audit Committee and Human Resource/Employee Stock Incentive Committee.  In addition, the full Board of Directors of the Company performs the functions of a Nominating Committee.  The Board of Directors of the Bank has an Asset/Liability Committee, Audit and Compliance Committee, Credit Administration Committee, Executive Committee, Human Resource and Compensation Committee, Loan Application Committee, Trust/401(k)/Investment Committee, and a Building Committee.

Executive Committee. The Executive Committee acts as the Compensation Committee for named executives and does not have a charter. Members of the Company’s Executive Committee were Patrick J. Dempsey, Chairman, Michael J. McDonald, and Brian J. Cali.  All members of the Executive Committee, except Mr. Dempsey, meet the Nasdaq listing standards for independence. The principal duties of the Executive Committee are to act on behalf of the Board between meetings to take action on loan approvals, to review and approve compensation paid to senior executive officers and to evaluate governance issues and strategic plans.  The Executive Committee did not officially meet in 2009.

Audit Committee.  Members of the Company’s Audit Committee were Michael J. McDonald, Chairman, Mary E. McDonald and David L. Tressler, Sr.  All members are independent under Nasdaq and SEC standards.  The Board of Directors has determined that David L. Tressler, Sr. is an “audit committee financial expert” and “independent” as defined under applicable SEC and Nasdaq rules.  The principal duties of the Audit Committee, as set forth in its charter, which is available on our website, www.bankatfidelity.com, under Investor Relations – Governance Documents, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent registered public accounting firm.  The Audit Committee met five (5) times during 2009.

Human Resource/Employee Stock Incentive Committee.  Members of the Company’s Human Resource/Employee Stock Incentive Committee were Patrick J. Dempsey, Chairman, John T. Cognetti and Michael J. McDonald. This committee determines which key employees are eligible for participation in the Company’s Incentive Stock Option Plan.  This committee also administers the Company’s Employee Stock Purchase Plan. The committee did not meet in 2009.

Nominating Committee.  The entire Board of Directors, each of whom is a non-employee director, desires to participate on and performs the functions of a Nominating Committee.  All members of the Board meet the Nasdaq listing standards for independence.  Because of full Director participation, the Board of Directors believes there is no need to have a separate standing committee to perform similar functions. The principal duties of a Nominating Committee include developing and recommending the criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting or recommending director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Company and providing oversight in the evaluation of the Board and each committee.  Because of the rare occurrence of shareholder recommendations, the Board of Directors has not developed a formal policy to consider potential director candidates recommended by shareholders, but will give due consideration to any and all such candidates.  If a shareholder wishes to recommend a potential director candidate, the shareholder should mail the information regarding the candidate as required by the Company’s by-law provision 9.1 to the Secretary of the Company at the Company's offices at Blakely and Drinker Streets, Dunmore, PA 18512.  The Board acting as a Nominating Committee met one (1) time during 2009.

Human Resource and Compensation Committee.  Members of the Bank’s Human Resources and Compensation Committee were David L. Tressler, Sr., Chairman, Patrick J. Dempsey, and Mary E. McDonald.  The principal duties of the Human Resource and Compensation Committee include the establishment of policies dealing with employee compensation, retirement and welfare benefit plans for the Bank.  The Human Resource and Compensation Committee met two (2) times during 2009.

Composition Table of the Company and Bank Committees
				HR/EMPLOYEE					TRUST/
			CREDIT	STOCK		HUMAN			401K/
	AUDIT*	ALCO	ADM.	INCENTIVE	EXEC.*	RESCS.	LOAN	NOM*	INVEST.	BUILDING

Brian J. Cali			X		X		X	X		X
John T. Cognetti			X	X			X	X		X
Patrick J. Dempsey		X		X	X	X	X	X	X
Mary E. McDonald	X	X				X	X	X	X
Michael J. McDonald	X		X	X	X		X	X
David L. Tressler, Sr.	X					X	X	X		X
Meetings held in 2009	5	4	4	0	0	2	24	1	4	3
*Committee jointly serves both the Company and Bank.

The Board of Directors of the Company met 24 times during 2009.  There were a total of 47 meetings of the various committees of the Board of Directors in 2009.  All directors attended at least 75% or more of the meetings of the Board of Directors and of the various committees on which they served.  The Board of Directors has no policy regarding annual meeting attendance.  All Directors, with the exception of Samuel C. Cali, who passed away May 21, 2009, attended the 2009 Annual Meeting of Shareholders and plan to attend the 2010 meeting.

Shareholder Communications

The Board of Directors has not adopted a formal process for shareholders to send communications to the Board.  Due to the infrequency of shareholder communications, the Board does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.

Nomination of Directors

     In considering whether to recommend any candidate for inclusion as a nomination for director, including candidates recommended by shareholders, the Board of Directors has determined that the Board must have the right diversity.  This includes the candidate's integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the best interests of all shareholders.  The Board seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Under the Company’s by-laws, nominations for director may be made by the Board of Directors or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the by-laws to the Company’s Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. For our annual meeting in the year 2011, we must receive this notice on or before March 3, 2011. You can obtain a copy of the full text of the by-law provision by writing to John T. Cognetti, Secretary, Blakely and Drinker Streets, Dunmore, PA. A copy of our by-laws has been filed with the Securities and Exchange Commission as an exhibit to Registrant’s current report on Form 8-K, filed with the SEC on November 21, 2007.

Submission of Shareholder Proposals

Any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2011 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Fidelity D & D Bancorp, Inc. at its principal executive office, Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, not later than December 2, 2010.

A shareholder may have other business brought before the 2011 Annual Meeting by submitting the proposal to the Company’s Secretary, in accordance with our by-laws. The proposal must be delivered to our executive offices at Blakely and Drinker Streets, Dunmore, PA 18512, to the attention of the Company’s Secretary. We are not required to include any proposal received after December 2, 2010 in our proxy materials for the 2011 annual meeting.

Employee Code of Ethics

Since 1993, the Bank has had a Code of Ethics.  As required by law and regulation, the Board of Directors amended the Code of Ethics as of March 16, 2004, so that our Code of Ethics is applicable to the Company’s and the Bank’s directors, officers and employees, including the Chief Executive Officer and senior financial officers.

The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the code of ethics. The Board of Directors periodically receives reports on our compliance program.  The Code of Ethics is posted on our website at www.bankatfidelity.com, through the Investor Relations link under Governance Documents. We have also filed a copy of the Code of Ethics with the SEC as Exhibit 14 to our December 31, 2003 Annual Report on Form 10-K.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Qualification and Nomination of Directors

The Company’s by-laws provide that the Board of Directors consist of at least three directors and be classified into three classes.  Each class is elected for a term of three years.  Accordingly, the terms of the classes expire at successive annual meetings.  The Board may fix the number of directors and their respective classifications within the foregoing limits.  A majority of the Board may also fill vacancies on the Board, and the person appointed to fill the vacancy serves, until the expiration of the term of office of the class of directors to which he or she was appointed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE TWO NOMINEES LISTED BELOW AS CLASS C DIRECTORS OF THE COMPANY.

Currently, Class A consists of two directors, Class B consists of two directors, and Class C consists of two directors.  Shareholders will elect two Class C directors at the annual meeting to serve for a three year term that expires at the Company’s annual meeting in the year 2013.

The proxy holders will vote the proxies for the election of each of the nominees named below, unless you indicate that your vote should be withheld from any or all of them.  Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation or retirement.

The Board of Directors is proposing the following nominees for election as Class C Directors at the annual meeting:

Brian J. Cali, Esquire	Patrick J. Dempsey

The Board of Directors recommends a vote FOR the election of the above named nominees for directors.

BOARD OF DIRECTORS AND MANAGEMENT

Information as to Directors and Nominees

The following biographies contain selected information with respect to the directors of the Company.  The information includes each person’s age as of March 11, 2010, and principal occupation for at least the past five years.

Current Class A Directors (to serve until 2012)

John T. Cognetti

Mr. Cognetti, age 60, has been a Director of the Company since 1999. He has served as a member of the Bank’s Board of Directors since 1988.   Mr. Cognetti is President of Hinerfeld Commercial Real Estate, in Scranton, Pennsylvania.  In addition to his formal education, Mr. Cognetti’s experience in real estate provides value in the commercial division of the bank and having managed many employees over the years gave him the ability to provide guidance on management and personnel issues.

Michael J. McDonald, Esquire

Mr. McDonald, age 55, has been a Director of the Company since 1999. Mr. McDonald has served as a member of the Bank’s Board of Directors since 1994. He is a partner with the law firm of Foley, McLane, Foley, McDonald and MacGregor, in Scranton, Pennsylvania.

Current Class B Directors (to serve until 2011)

Mary E. McDonald

Mrs. McDonald, age 76, has been a Director of the Company since 2000.  She has been a member of the Bank’s Board of Directors since 2000.  Mrs. McDonald is a retired educator.

David L. Tressler, Sr.

Mr. Tressler, age 73, has been a Director of the Company since 1999.  Mr. Tressler has been a member of the Bank’s Board of Directors since 1998.  He is a currently a consultant for The Quandel Group, Inc., in Scranton, Pennsylvania.  Mr. Tressler has a broad knowledge from his many years of banking experience which included 16 years as Chairman and CEO of a regional bank.

Current Class C Directors (to serve until 2010) and Nominees (to serve until 2013, if re-elected)

Brian J. Cali, Esquire

Mr. Cali, age 57, has been a Director of the Company since February of 2001.  Mr. Cali has served as a member of the Bank’s Board of Directors since February of 2001.  He is a self-employed attorney for 32 years practicing in Dunmore, Pennsylvania and is also affiliated with several businesses located in Northeastern Pennsylvania.

Patrick J. Dempsey

Mr. Dempsey, age 76, has been a Director of the Company since 1999. Mr. Dempsey has also served as a member of the Bank’s Board of Directors since 1985.  He is the founder and Chairman of the Board of Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania.  In addition to his formal education, Mr. Dempsey has gained extensive knowledge in Human Resources, Finance, Marketing/Sales and Operations.

Family Relationships

Director Mary E. McDonald is the aunt of Director Michael J. McDonald.

Executive Officers of the Company and Bank

Daniel J. Santaniello, age 44, has served as Vice President and Chief Operating Officer of the Company since May 2004.  Mr. Santaniello has been employed by the Bank since July 2001 and serves as Executive Vice President and Chief Operating Officer.

Salvatore R. DeFrancesco, Jr., CPA, age 40, has served as Treasurer and Chief Financial Officer of the Company since January 2003.  Mr. DeFrancesco has been employed by the Bank since January 2003 and serves as Executive Vice President and Chief Financial Officer.

Timothy P. O’Brien, age 58, has been employed by the Bank since January 2008 and serves as Executive Vice President and Chief Commercial Banking Officer.  Prior to joining the Bank, Mr. O’Brien was a member of Senior Management as Commercial Loan Officer of Community Bank and Trust Company in Clarks Summit, Pennsylvania.

John T. Piszak, age 63, has been employed by the Bank since January 2004 and currently serves as Executive Vice President and Chief Risk Officer.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence. The Audit Committee operates under a written charter adopted in 2004 by the Board of Directors, which was reviewed and revised in February 2008, and is available through our website, www.bankatfidelity.com, at Investor Relations / Governance Documents.

The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s senior management and independent registered public accountants the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent registered public accountants and the internal auditors, as well as with the Chief Financial Officer, Chief Operating Officer and the Chief Executive Officer on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has outsourced the internal audit function to the independent registered public accounting firm of McGrail Merkel Quinn & Associates.  The main responsibility of this firm was to complete the internal audits necessary to meet the monitoring component of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Other responsibilities included the identifying, re-testing and reporting all significant findings to the Audit Committee.

The commitment of the Audit Committee, internal audit, and management, resulted in the completion of the scheduled internal audits. Management, in response to findings, has taken corrective action and internal audit re-testing was performed as required.  The combined efforts were successful in meeting the internal control components of risk assessment and monitoring required by year end.  The internal audit outsource arrangement, audit schedule and the commitment to maintain an effective system of internal controls, required under regulation, caused the Audit Committee to meet five (5) times in 2009.

The Audit Committee selected ParenteBeard LLC as the independent registered public accounting firm for the Company in 2009 after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

ParenteBeard LLC audited the annual consolidated financial statements prepared by management, expressed an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should have been raised with the Audit Committee.

The Audit Committee reviewed with management and ParenteBeard LLC the Company’s audited consolidated financial statements and met separately with both management and ParenteBeard LLC to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and ParenteBeard LLC has confirmed, to the Audit Committee, that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee received from ParenteBeard LLC the written disclosure and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee first discussed with ParenteBeard LLC the items related to the firm’s independence from the Company. The Audit Committee also discussed with ParenteBeard LLC matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committee, of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. As such, the Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by ParenteBeard LLC and discussed with the auditors their independence.  The Audit Committee also discussed with ParenteBeard LLC matters required to be communicated under PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.  The Committee and the Board have also recommended, subject to shareholder ratification, the selection of ParenteBeard LLC, as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Members of the Audit Committee
Michael J. McDonald, Chairman
David L. Tressler, Sr.
Mary E. McDonald

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY
PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, to the best of our knowledge, the names and address of each person or entity who owned more than 5% of the Company’s outstanding common stock, either on the Company’s records or indirectly as a “beneficial” owner, as of February 28, 2010:
Name and address	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)		Percentage of Company’s Common Stock Beneficially Owned

Brian J. Cali	136,253	(2)	6.35%
103 East Drinker Street Dunmore, PA 18512

(1) & (2) footnote reference listed at table below.

The following table provides information, as of February 28, 2010, with respect to the following beneficial owners of the Company’s common stock:

·	Each Director of the Company
·	Each named Executive Officer
·	All Executive Officers and Directors as a group

We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

·	Owned by or for the person’s spouse, minor children or any other relative sharing the person’s home;
·	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
·	Of which the person has investment power, which includes the power to dispose of or direct the disposition of the stock.

Also, a person who has the right to acquire shares within 60 days after February 28, 2010, will be considered to own the shares.  As of February 28, 2010, the number of shares of common stock outstanding was approximately 2,110,614.  The calculation of percentages is based upon this number, plus 33,960 shares of common stock subject to exercisable options for a total of 2,144,574 shares.

Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)		Percentage of Company’s Common Stock Beneficially Owned

Brian J. Cali	136,253	(2)	6.35%
Director & Nominee

Mary E. McDonald	89,399	(3)	4.17%
Assistant Secretary, Director

Michael J. McDonald	78,773	(4)	3.67%
Vice Chairman, Director

Patrick J. Dempsey	43,277	(5)	2.02%
Chairman of the Board, Director & Nominee

David L. Tressler, Sr.	13,914	(6)	*
Director

John T. Cognetti	12,206	(7)	*
Secretary, Director

Daniel J. Santaniello	6,689	(8)	*
Vice President & Chief Operating Officer

Salvatore R. DeFrancesco, Jr.	4,574	(9)	*
Treasurer & Chief Financial Officer

Timothy P. O’Brien	2,956	(10)	*
Executive Vice President & Chief Commercial Banking Officer of the Bank

John T. Piszak	930	(11)	*
Executive Vice President & Chief Risk Officer of the Bank

All Officers and Directors as a Group (6 Directors, 4 Officers, 10 persons in total)	388,971		18.14%

*        Represents beneficial ownership of less than 1% of the Company’s common stock.

(1)	Information furnished by the directors and the Company.

(2)
Figure includes 74,716 shares held solely by Mr. Cali, 16,750 shares held for Mr. Cali in a self-employed retirement trust, 4,771 shares held jointly by Mr. Cali and his children, 4,826 held by Mr. Cali’s children, 30,340 held in Samuel C. Cali, GST Exempt Residuary Trust, 3,050 exercisable stock options and 1,800 exercisable stock options within the Estate of Samuel C. Cali.

(3)	Figure includes 85,799 shares held solely by Mrs. McDonald and 3,600 exercisable stock options.

(4)
Figure includes 60,782 shares held solely by Mr. McDonald, 11,835 shares held by Mr. McDonald’s spouse, 1,144 shares held by Mr. McDonald’s spouse and children, 1,412 shares held by Mr. McDonald’s children and 3,600 exercisable stock options.

(5)	Figure includes 5,577 shares held solely by Mr. Dempsey, 34,100 shares held by Mr. Dempsey’s spouse and 3,600 exercisable stock options.

(6)
Figure includes 2,893 shares held solely by Mr. Tressler, 675 shares held jointly by Mr. Tressler and his spouse, 1,297 shares held in trust for Mr. Tressler’s spouse and child, 4,927 shares held jointly for Mr. Tressler in trust with his son, 381 shares held jointly by Mr. Tressler and his daughter, 141 shares held jointly by Mr. Tressler and his grandchildren and 3,600 exercisable stock options.

(7)
Figure includes 14 shares held solely by Mr. Cognetti, 6,313 shares held solely for Mr. Cognetti in an IRA, 201 shares held jointly by Mr. Cognetti and his spouse, 489 shares held by Mr. Cognetti’s spouse, 1,589 shares held by Mr. Cognetti’s spouse and children and 3,600 exercisable stock options.

(8)
Figure includes 3,358 shares held solely by Mr. Santaniello, 652 shares held jointly by Mr. Santaniello and his spouse, 1,129 shares held jointly by Mr. Santaniello and his son and 1,550 exercisable stock options.

(9)	Figure includes 2,574 shares held jointly by Mr. DeFrancesco and his spouse and 2,000 exercisable stock options.

(10)
Figure includes 1,006 shares held jointly by Mr. O’Brien and his spouse, 650 shares held in partnership with Mr. O’Brien and his sister-in-law, 300 shares held in an investment club of which Mr. O’Brien’s spouse is a member and 1,000 exercisable stock options.

(11)	Figure includes 430 shares held solely by Mr. Piszak and 500 exercisable stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all filed Section 16(a) forms.  The Board of Directors knows of no persons who own greater than 10% of the Company’s outstanding common stock.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the period from January 1, 2009, through December 31, 2009, all officers and directors were in compliance with all filing requirements applicable to them.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
WITH MANAGEMENT

Except as described below, the Company has not entered into and does not intend to enter into any material transactions with any director or executive officer of the Company and/or the Bank or their immediate family members or associated companies.

Some of our directors, officers, their immediate family members and the companies with which they are associated had banking transactions with the Bank in the ordinary course of business during 2009, and the Bank expects to continue such banking transactions in the future.

Total loans outstanding from the Bank at December 31, 2009, to the Company’s/Bank’s officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more, amounted to $7,362,607 or approximately 16% of the total shareholder’s equity of the Bank.  The Bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, not associated with the Bank, and they did not involve more than the normal risk of collection or present other unfavorable features.

The largest total amount of indebtedness outstanding during 2009 to the above described group was approximately $9,712,392.  The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2010, to the above group was approximately $7,713,290.

Policies and procedures for approving loans to related parties are comparable to those applied to non-related parties. In deciding whether to approve other types of related person transactions the following factors may be considered:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties; and

•	the business advantage the Company would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and that are as favorable to the Company as would be available from non-related entities in comparable transactions.

Other than loans, there have been no material transactions between the Company or the Bank, nor any material transactions proposed, with any Director or Executive Officer of the Company or the Bank, or any associate of these persons.  The Bank does, from time to time, enter into non-material transactions with related parties.

During 2009, the Bank paid, in its ordinary course of business, for legal services performed by Brian J. Cali, Esquire and by Tressler Saunders LLC, of which James M. Tressler, Esquire is an owner and the son of David L. Tressler, Sr.   The Bank also paid realtor service fees during 2009 to Hinerfeld Commercial Real Estate, of which John T. Cognetti is President.

Further, in 2009, the Bank paid Dempsey Uniform & Linen Supply, Inc., of which Patrick J. Dempsey is Chairman of the Board, for laundry and uniform services; Guy Cali and Associates, Inc., of which Guy Cali, brother of Brian J. Cali, is owner, for photography services and creative projects; and DX Dempsey, of which Michelle Dempsey, daughter of Patrick J. Dempsey, is owner, for architectural services.  All of these products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Executive Committee acts as the Compensation Committee. The Committee members include Patrick J. Dempsey, Michael J. McDonald and Brian J. Cali.

Objectives of Compensation Programs

The Committee does not have a formal written charter or policy that guides the Committee’s actions. The Company’s compensation philosophy is to have a simple compensation plan that provides competitive levels of pay and benefits that will serve to attract and retain management talent, while at the same time motivating the executives to work toward providing a competitive level of returns for shareholders. The committee seeks to avoid complex and formulaic compensation and bonus plans that could provide unintended areas of motivation or yield overly high levels of pay or bonuses. Unintended areas of motivation are deemed to be short-term actions that may yield rapid growth in assets, loans or deposits, but provide earnings or revenues that are not sustainable, or introduce elements of unintended risk to the Company’s long-term growth goals.

The Committee has determined that executive compensation should consist of:
•	Base Pay
•	Annual Bonus
•	Broad Based Benefits
•	Retirement Plan
•	Profit Sharing Contributions
•	Equity Based Compensation
•	Perquisites

Base Pay

Base pay is deemed to be the prevailing part of the Company’s executive compensation and allows the executive to have a predictable level of income. The levels of base pay are primarily determined by levels of experience, position, performance and longevity with the Company; though no specific weight is ascribed to any of the above factors.

Annual Bonus

The Chief Executive Officer reviews the overall performance of the Company including return on assets, growth in both deposits and loans, improvement in non-performing assets and overall attainment of the annual operating budget, in establishing bonus recommendations. The Chief Executive Officer then makes his recommendations to the Compensation Committee which uses its discretion in determining bonuses based upon their business judgment. There is no overriding formula used to determine the bonus level.  No annual discretionary bonuses were awarded to any executive officer based on the Company’s performance in 2009.

Broad Based Benefits

The Company believes it has comprehensive and competitive benefit plans that are available to all of the Company’s employees which are an additional incentive used in attracting and retaining employees. These include health insurance, short and long-term disability programs and term life insurance. The Bank provides these benefits to help protect its employees from the possibility of financial ruin that often results after an uninsured person suffers an illness or death. Each executive is eligible to participate in these plans to the same extent as all other employees of the Company.

Retirement Plan

Consistent with the Company’s compensation philosophy, the Company provides a 401(k) plan for all of its full-time employees, subject to certain eligibility requirements regarding age and length of employment. In order to encourage employees to save for retirement, the Company matches the employee contribution to the first 6% of pay contributed. Contributions by the executives are subject to the normal discrimination testing for these types of plans and are limited by those rules.

Profit Sharing Contribution

The 401(k) plan also has a profit sharing component. This component has the same eligibility requirements as the 401(k) plan plus the requirement of being an active employee as of the plan’s year end.  This plan is designed for the Company to pay a discretionary amount annually to all eligible employees based on the Company’s profitability. The plan has previously paid out contributions ranging from 0% to 4% of eligible employees’ salaries. The executives are eligible to participate in this plan under the same terms as other employees.  The Company believes that this plan encourages longevity with the Company and encourages the employees to assist in keeping the Company profitable.   There were no Profit Sharing Contributions made in 2009.

Equity Based Compensation

The Company has a Stock Incentive Plan that was adopted in 2000 and is designed to provide both qualified and non-qualified stock options. The plan provides for options to be granted at 100% of the closing price of the Company’s stock on the day the option is granted.  Options fully vest six months after the grant date and have a term of 10 years. Individual grants have an appreciable value when the market price of the Company’s stock increases above the price on the date the option was granted. There is no policy governing the amount and timing of any stock grant and the plan has had limited use since 2002. The Stock Incentive Plan is intended to align the interests of the participants with those of the shareholders.  The Compensation Committee uses its discretion and business judgment in determining to whom and the amount of equity awarded.  There was no Equity Based Compensation given in 2009.

Employee Stock Purchase Plan

In an effort to align the interests of the employees with those of the shareholders and to incent the employees to enhance the financial results of the Company, the Company established an Employee Stock Purchase Plan.  Under the plan, employees are allowed to purchase a limited number of shares of Company stock on January 1st every year at 90% of the lower of the ten trading day average fair market value of the Company’s common stock measured as of December 31st or January 1st.  The purchase price of the stock is discounted to encourage employees to participate in the plan.

Perquisites

The Committee recognizes that perquisites are an important part of the executive compensation mix. Accordingly, in limited cases, the Company provides for automobiles and country club dues for select executives. These are designed to further the business goals of the Company. The country club is used to entertain and market new and current clients. The automobile is essential as the executives are expected to have out-of-the-office meetings while conducting bank business. The executives are expected to reimburse the Company for any personal use of the selected benefit.

Role of Executive Officers in Compensation Decisions

The Executive Committee makes all compensation decisions with respect to the Executive Officers.  The Chief Executive Officer provides input regarding the performance of the other named Executive Officers and makes recommendations for their compensation amounts.  After carefully reviewing and discussing the Chief Executive Officer’s recommendations, the Compensation Committee determines the appropriate level of compensation.  The Chief Executive Officer is not involved with any aspect of determining his own pay.

Benchmarking

The Compensation Committee does not specifically benchmark compensation to the compensation paid at other financial institutions.  In deciding the appropriate levels of executive compensation, the Committee seeks input on the levels of compensation from a variety of standard sources:

•	L.R. Webber has provided a study of executive compensation levels of peer banks.

•	Reviews of public information containing the compensation levels of peer banks of similar size and within the same or similar markets are reviewed.

•	Miscellaneous other compensation surveys.

•	Local and regional executive compensation levels are compared.

No specific weight is given to any of the above inputs, but the Compensation Committee uses the above resources as a method to educate itself on the current trends in compensation.    Further, with banking being a highly regulated industry, adherence with regulatory guidelines is also considered.

Material Differences in 2009 Executive Officer Compensation

The actual compensation of the executive officers is set forth in the Summary Compensation Table.  Adjustments to base pay made for named executive officers were based upon their performance, their longevity with the Bank, and their respective positions.

Impact of Accounting and Tax

There were no compensation decisions made as a result of accounting and/or tax treatments except the inclusion of gross-up or gross-down provisions contained in the respective agreements as discussed below.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers who are employed as of the end of the year.  The amount of the executive’s compensation does not trigger Section 162(m) limitation.

Triggering Events in Contracts

The Company is currently a party to employment agreements with Mr. Santaniello and Mr. O’Brien.  Employment agreements are standard in the financial services industry and are used to protect the Company’s client base through non-competition provisions. The agreements are also used to balance the financial goals of the executive with the needs of the Bank.  The triggering events that provide payment which are prevalent in the financial services industry include:

1.	Change in control
2.	Termination for good reason
3.	Disability
4.	Termination without cause
5.	Death
6.	Termination by the employee without good reason
7.	Nonrenewal of employment agreement

The triggering events for payment incent executives to maintain expected performance levels for continued employment.  If the employment agreement is terminated upon the employee’s death, a termination by the employee without good reason, the employee’s disability or a termination for cause, the employee will not receive any payments under the agreement. Because of life insurance or that the employee may receive payments under the Company’s disability insurance plan; the Board did not feel it was necessary to provide payment upon a disability or death.  The employee only receives a payment under the agreement if the employee’s employment is terminated after a change in control, without cause, or by the employee for good reason.  The contracts give the executive the security of knowing that if he is terminated in one of those scenarios, the executive will receive some form of compensation during his transition phase. The contracts contain change of control provisions whereby the executive is compensated upon a termination after a change of control in order to ensure that decisions regarding potential change of controls are made in the best interests of the shareholders and that personal concerns regarding subsequent employment are minimized. In addition, the contracts contain a non-competition provision, whereby the executive is not allowed to compete with the Company or solicit customers of the Company for a specific period of time, typically the time period during which he is being compensated.

In 2009, Mr. Ackmann, the President and CEO, resigned.  The Company felt it was important to protect the Bank and entered into a Release Agreement with Mr. Ackmann.  In addition, to provide the interim CEO with additional support, the Company entered into a consulting agreement with Mr. Ackmann.  The consulting agreement will expire March 31, 2010.  As long as Mr. Ackmann provides the services under the agreement, he will be paid under the agreement.  There are no other triggering events.

Transition Period

            Upon the termination of Mr. Ackmann’s employment, Mr. Dempsey, Chairman of the Board, became Interim President and Chief Executive Officer.  Mr. Dempsey chose to serve without compensation.  One factor in Mr. Dempsey’s decision was that the senior executive team voluntarily assumed additional responsibilities which ensured that the management and operations of the Bank continued uninterrupted.

EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K.

Executive Committee

Patrick J. Dempsey, Chairman
Michael J. McDonald
Brian J. Cali

Summary Compensation Table

The following table provides the annual and equity based compensation for services rendered in all capacities to the Company and the Bank for the fiscal year ended December 31, 2009, for those persons who were:

·	The former and interim Chief Executive Officer and the Chief Financial Officer, and
·	The four other most highly compensated executive officers of the Company or Bank to the extent such person’s total exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All other Compensation ($)		Total ($)
Patrick J. Dempsey (1)	2009	-	-	-		-		-
Interim President and Chief Executive
Officer of the Company and the Bank

Steven C. Ackmann,	2009	$203,846	-	-		$133,003	(2)	$336,849
Former President and Chief Executive	2008	$230,000	$10,000	-		$26,939	(2)	$266,939
Officer of the Company and the Bank	2007	$230,000	$30,000	$13,925	(6)	$26,208	(2)	$300,133

Salvatore R. DeFrancesco, Jr.,	2009	$141,541	-	-		$15,246	(3)	$156,787
Treasurer and Chief Financial Officer of	2008	$136,162	$7,500	-		$14,157	(3)	$157,819
the Company; Executive Vice President	2007	$120,700	$15,000	$11,140	(6)	$11,693	(3)	$158,533
and Chief Financial Officer of the Bank

Daniel J. Santaniello,	2009	$164,041	-	-		$17,446	(4)	$181,487
Vice President and Chief Operating Officer	2008	$140,917	$7,500	$5,170	(7)	$15,995	(4)	$169,582
of the Company; Executive Vice President	2007	$135,390	-	-		$14,788	(4)	$150,178
and Chief Operating Officer of the Bank

Timothy P. O’Brien,	2009	$159,034	-	-		$14,624	(5)	$173,658
Executive Vice President and Chief	2008	$144,352	$17,500	$4,520	(7)	$13,609	(5)	$179,981
Commercial Banking Officer of the Bank

John T. Piszak,	2009	$113,323	-	-		$11,265	(8)	$124,588
Executive Vice President and Chief Risk	2008	$109,186	$6,000	-		$11,367	(8)	$126,553
Officer of the Bank	2007	$100,224	$12,500	$2,785	(6)	$11,463	(8)	$126,972

(1)	Represents the interim position held of President and Chief Executive Officer for Mr. Dempsey.

(2)
Figure represents a severance payment from resignation effective August 31, 2009 of $21,153 in 2009, Cobra payments totaling $4,093 and under the consulting agreement for Mr. Ackmann, he was provided $83,332 for services in 2009.  It also includes the transfer or personal use value of a company automobile of $6,880 for 2009, $6,048 for 2008, $6,785 for 2007 and the 401(k) match and profit sharing plan contributions of $10,981 for 2009, $14,443 in 2008, $13,125 for 2007. It includes life insurance premiums paid by the Company in the amount of $480 in 2009, $720 in 2008, $768 for 2007. In addition, $6,084 was paid in 2009, $5,728 in 2008, and $5,530 in 2007 by the Company on behalf of Mr. Ackmann for country club membership dues.

(3)
Figure represents contributions to the 401(k) match and profit sharing plan of $9,003 in 2009, $8,131 in 2008, and $6,873 in 2007 on behalf of Mr. DeFrancesco. It also includes $743 of life insurance premiums paid by the Company in 2009, $630 in 2008, and $641 in 2007. In addition, $5,500 was paid in 2009, $5,396 in 2008 and $4,179 was paid in 2007 by the Company on behalf of Mr. DeFrancesco for country club membership dues.

(4)
Figure represents the personal use value of a company automobile of $1,105 in 2009 and $1,175 in 2008. It also includes the 401(k) match and profit sharing plan of $10,025 in 2009, $8,455 in 2008, and $4,389 in 2007.  Country club and membership dues of $5,512 in 2009, $5,622 in 2008, $9,737 in 2007 was paid on behalf of Mr. Santaniello. In addition, $804 in life insurance for 2009, $743 for 2008 and $662 for 2007 was paid for on behalf of Mr. Santaniello.

(5)
Figure represents the personal use value of a company automobile of $1,435 for 2009 and $2,092 for 2008, and the contributions for the 401(k) match and profit sharing plan of $9,992 for 2009 and $6,438 in 2008.  It also includes $810 of life insurance premiums paid by the Company in 2009 and $473 in 2008. In addition, $2,387 was paid by the Company on behalf of Mr. O’Brien for country club membership dues during 2009 and $4,606 in 2008.

(6)
This figure represents the value of the options granted to Messrs. Ackmann, DeFrancesco, and Piszak in December 2007.  For a discussion on the valuation of the 2007 option award see Footnote 9, Stock Plans, contained in the consolidated financial statements of the Company’s 2007 Annual Report on Form 10-K, Part II Item 8.

(7)
This figure represents the value of the options granted to Messrs. Santaniello and O’Brien in February 2008.  For a discussion on the valuation of the 2008 option award see Footnote 9, Stock Plans, contained in the consolidated financial statements of the Company’s 2008 Annual Report on Form 10-K, Part II Item 8.

(8)
Figure represents the contributions for the 401(k) match and profit sharing plan of $7,154 in 2009 and $7,301 in 2008, and $5,896 for 2007.  It also includes $396 for life insurance premiums paid by the Company in 2009, $371 in 2008, and $346 in 2007. In addition, $3,715 was paid by the Company on behalf of Mr. Piszak for country club membership dues during 2009, $3,695 in 2008 and $5,221 in 2007.

Employment Agreements

Employment Agreement with Steven C. Ackmann

The Company and the Bank entered into a three-year employment agreement with Steven C. Ackmann, President and Chief Executive Officer of the Company and Bank, on July 11, 2007, effective July 6, 2007.   The agreement provides for a minimum base salary and Mr. Ackmann may be awarded discretionary bonuses.  Pursuant to his employment agreement, Mr. Ackmann received the following benefits: twenty days of annual vacation; a company automobile; a country club membership and participation in the Company’s employee benefit plans as allowed by the terms and conditions of the plans.  As of August 31, 2009, Mr. Ackmann resigned his position as President and Chief Executive Officer of the Company and Bank and received no payments pursuant to the employment agreement upon termination.

Consulting Agreement with Steven C. Ackmann

Mr. Ackmann resigned effective August 31, 2009.  Pursuant to his resignation, he entered into a release agreement with the Bank whereby he agreed to release the Bank from any causes of action he may have against the bank in exchange for $20,833, an amount equal to one month of his salary.  He has also agreed to act as a consultant for the bank until March 31, 2010.  Under his consulting agreement, he will be paid a monthly amount equal to $20,833 during the term of the agreement and will total $125,000.  He will also be provided COBRA insurance for up to one year.

Employment Agreement with Timothy P. O’Brien

On January 3, 2008, the Company and the Bank entered into an Executive Employment Agreement with Timothy P. O’Brien, under which Mr. O’Brien will serve as Chief Commercial Banking Officer of the Bank and in such other capacities as the Bank or the Company directs.  Under the terms of the Employment Agreement, Mr. O’Brien’s employment commences effective January 22, 2008 and continues until such time as he or the Bank and the Company decides to terminate the employment relationship, with or without cause, or earlier upon Mr. O’Brien’s death or disability.  Mr. O’Brien is entitled to a base salary subject to annual reviews and adjustments.  In addition, Mr. O’Brien may receive additional bonuses in such amounts as the Bank or the Company shall determine in their sole discretion.  If the Company terminates Mr. O’Brien’s employment without cause, if he terminates his employment for good reason, or his employment is terminated after a change in control, then Mr. O’Brien is entitled to certain severance payments.  Mr. O’Brien is entitled to these severance payments as more fully described in Potential Payments Upon Termination below.  He is also bound by non-competition and non-solicitation provisions commensurate with the payments.

 Employment Agreement with Daniel J. Santaniello

On February 28, 2008, the Company and the Bank entered into an Executive Employment Agreement with Daniel J. Santaniello, under which Mr. Santaniello will serve as Executive Vice President and Chief Operating Officer of the Bank, as Vice President and Chief Operating Officer of the Company and in such other capacities as the Bank or the Company directs.  Under the terms of the Employment Agreement, Mr. Santaniello's employment continues until such time as he or the Bank and the Company decide to terminate the employment relationship, with or without cause, or earlier upon Mr. Santaniello's death or disability.  Mr. Santaniello is entitled to certain severance payments as more fully described in Potential Payments Upon Termination below. Mr. Santaniello is also entitled to receive periodic bonuses in such amounts as the Bank or the Company shall determine in their sole discretion and is bound by non-competition and non-solicitation provisions.

Change of Control and Severance Agreement with Salvatore R. DeFrancesco, Jr.

Mr. DeFrancesco has a change of control agreement and severance agreement dated December 31, 2008 which provides for payments to the executive in the event of termination without cause, as defined in the agreement, or in the event of a change of control, as defined in the agreement. Mr. DeFrancesco is entitled to certain severance payments as more fully described in Potential Payments Upon Termination below.  Mr. DeFrancesco is also bound by non-competition and non-solicitation provisions commensurate with the payments.

OPTION GRANTS AND OUTSTANDING EQUITY AWARDS

There were no option grants to the named executives made during 2009.

 The following table summarizes each outstanding option award as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Vesting Date
Steven C. Ackmann	2,500	-	$28.90	12/18/2017	06/18/2008
Salvatore R. DeFrancesco, Jr.	2,000	-	$28.90	12/18/2017	06/18/2008
Daniel J. Santaniello	550	-	$34.09	01/02/2012	07/02/2002
Daniel J. Santaniello	1,000	-	$27.75	02/19/2018	08/19/2008
Timothy P. O’Brien	1,000	-	$26.05	02/05/2018	08/05/2008
John T. Piszak	500	-	$28.90	12/18/2017	06/18/2008
Share and per-share amounts presented in above table have been adjusted to reflect the effect of a 10% stock dividend paid on February 15, 2006, where applicable.

Exercises of Stock Options in Fiscal Year 2009

There were no exercises of stock options by named executives during 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2009.  Information is included for both equity compensation plans approved and not approved by Fidelity D & D Bancorp, Inc. shareholders.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by Fidelity D & D Bancorp, Inc. shareholders:

2000 Independent Director
Stock Option Plan	27,400	$30.45	27,600

2000 Stock Incentive Plan	10,190	$29.87	42,610

2002 Employee Stock
Purchase Plan	4,754	$14.17	96,164

Equity compensation plans not approved by Fidelity D & D Bancorp, Inc. shareholders:	-0-	$0.00	-0-
Totals	42,344	$28.48	166,374

2000 Independent Directors Stock Option Plan

The Company maintains an independent director stock option plan that was approved by the shareholders at the 2001 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  No stock options were granted to any Director in 2009.  The purchase price of the option is the fair market value of the Company’s common stock on the date of grant.  As of February 28, 2010, 24,650 outstanding options have been granted under this plan.

2000 Stock Incentive Plan

The Company maintains a stock incentive plan that was approved by the shareholders at the 2001 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing incentives through participation in the appreciation of the common stock of the Company in order to secure, retain and motivate personnel responsible for the operation and management of the Company and the Bank.  No stock options were granted to any executive in 2009.  The purchase price of the option is the fair market value of the Company’s common stock on the date of grant.  As of February 28, 2010, 9,310 outstanding options have been granted to key personnel under this plan.

2002 Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that was approved by the shareholders at the 2002 Annual Meeting.  The purpose of this plan is to provide employees the opportunity to acquire ownership interests in the Company and to motivate the employees to improve job performance and enhance the financial results of the Company.  Under the plan, each eligible employee may purchase a limited number of shares of the Company’s common stock on each January 1st at a purchase price per share equal to 90% of the lower of the ten trading day average fair market value of the Company’s common stock measured as of December 31st or January 1st of the previous year.  The subsequent sale or transfer of the purchased shares under the plan is restricted for one year from the purchase date.

POTENTIAL PAYMENTS UPON TERMINATION

Payments under each executive's contract as detailed below would be triggered by termination of executive's employment for cause, good reason, disability, death, voluntary separation absent good reason, involuntary termination absent cause, and in the event of a change in control.

 Daniel J. Santaniello

The table below shows the payments upon termination of Mr. Santaniello as of December 31, 2009:
Form of Compensation:	Death	Disability	Cause	Good Reason	Voluntary, Absent Good Reason	Change in Control	Non- renewal	Involuntary Without Cause
Employment Agreement	$0	$0	$0	$167,626	$0	$332,626	$0	$167,626
Life Insurance	$450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options	$0	$0	$0	$0	$0	$0	$0	$0

If the Company terminates Mr. Santaniello's employment without cause or if Mr. Santaniello terminates his employment for good reason, he will be entitled to a severance payment equal to his current annual salary and health care, life and disability benefits for one year.  If Mr. Santaniello's employment terminates in connection with a change in control, he will be entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for one year.

Timothy P. O’Brien

The table below shows the payments upon termination of Mr. O’Brien as of December 31, 2009:
Form of Compensation:	Death	Disability	Cause	Good Reason	Voluntary, Absent Good Reason	Change in Control	Non- renewal	Involuntary Without Cause
Employment Agreement	$0	$0	$0	$169,352	$0	$329,352	$0	$169,352
Life Insurance	$450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options	$0	$0	$0	$0	$0	$0	$0	$0

If the Company terminates Mr. O’Brien’s employment without cause or if Mr. O’Brien terminates his employment for good reason, he will be entitled to a severance payment equal to his current annual salary, payable within thirty days of his termination, and health care, life and disability benefits for one year.  If Mr. O’Brien’s employment terminates in connection with a change in control, he will be entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for one year.

 Salvatore R. DeFrancesco, Jr.

The table below shows the payments upon termination of Mr. DeFrancesco as of December 31, 2009:
Form of Compensation:	Death	Disability	Cause	Good Reason	Voluntary, absent good Reason	Change in Control	Non- renewal	Involuntary Without Cause
Agreement	$0	$0	$0	$0	$0	$145,059	$0	$72,530
Life Insurance	$413,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options	$0	$0	$0	$0	$0	$0	$0	$0

Mr. DeFrancesco has a change of control agreement and severance agreement dated December 31, 2008, which provides for payments to the executive in the event of termination without cause or in the event of a change of control. Payment for termination without cause will be six months of the executive’s then current annual salary, plus a continuation of benefits for the same period.  The change in control benefit is equal to his current annual salary plus continuation of benefits for up to one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Other than Mr. Dempsey, who serves as interim President and Chief Executive Officer of the Company, there were no Executive Committee (which functions as the Compensation Committee) interlocks or any insider participation during 2009.  Mr. Dempsey receives no additional compensation as interim President and Chief Executive Officer.

COMPENSATION OF DIRECTORS

Directors receive no remuneration for attendance at the Company’s Board of Directors meetings.  However, the Bank pays each non-employee member of its Board a regular quarterly fee.  During 2009, the Bank paid a quarterly retainer of $7,500 to each non-employee Bank director for his or her services.  In addition the Chairman of the Board received an additional $3,750 per quarter, the Audit Committee Chairman received an additional $1,250 per quarter and members of the Executive Committee received an additional $1,250 per quarter. The Bank does not compensate employee directors for attendance at Board of Directors meetings or committee meetings.  Directors must attend at least two out of three meetings per month of regularly scheduled Board or committee meetings.  In the aggregate, the Bank paid its directors $255,000 for all services rendered in 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards ($)	All Other Compensation		Total

Patrick J. Dempsey	$50,000	-	-		$50,000

Michael J. McDonald	$40,000	-	-		$40,000

Brian J. Cali	$35,000	-	$25,000	(1)	$60,000

John T. Cognetti, Mary E. McDonald, David L. Tressler, Sr., each	$30,000	-	-		$30,000

Samuel C. Cali	$15,000	-	-		$15,000

(1)	Annual retainer as General Counsel of the Company

In addition, under the 2000 Independent Directors Stock Option Plan, non-employee directors of the Company were eligible to receive stock option awards during 2009. No awards were granted during 2009.  The aggregate number of outstanding option awards for each listed Director as of December 31, 2009 was:  Mr. Dempsey – 4,150; Mr. McDonald – 4,150; Mr. Brian Cali – 3,050 individually and 2,075 beneficiary of Estate of Samuel Cali;  Mr. Cognetti – 4,150; Mrs. McDonald – 3,600; and Mr. Tressler – 4,150.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

The Board of Directors has selected ParenteBeard LLC as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2010.  The Board of Directors of the Company and the Audit Committee believe that ParenteBeard LLC’s knowledge of Fidelity D & D Bancorp, Inc. and The Fidelity Deposit and Discount Bank is invaluable.  ParenteBeard LLC advised the Company that none of its members has any financial interest in the Company or the Bank.  ParenteBeard LLC served as the Company’s independent registered accountants for the 2009 year.  It assisted the Company and the Bank with the preparation of their federal and state tax returns and provided assistance in connection with regulatory matters, charging for such services at its customary hourly billing rates.  The Company’s and the Bank’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Aggregate fees billed to the Company by ParenteBeard LLC (formally Parente Randolph, LLC) for services rendered are presented below:
	Year Ended December 31,
	2009	2008

Audit fees	$75,080	$86,160

Audit related fees	21,675	20,550

Tax fees	5,075	4,725

All other fees	2,100	5,350

Audit fees included fees billed for professional services rendered for the audit of the Company’s consolidated financial statements.  Audit related fees included fees billed for the review of the Company’s Forms 10-Q or services that are normally provided by ParenteBeard LLC in connection with statutory and regulatory filings.  Also, fees billed for other engagements of assurance and related services by ParenteBeard LLC that are reasonably related to the performance of either the audit or quarterly review of the Company’s filings are not reported under the audit fees section of the table above.

Tax fees include fees billed for professional services rendered by ParenteBeard LLC for tax compliance or advice.  These services included the preparation of the Company’s 2008 and 2007 Consolidated Federal Corporate Income Tax Returns and Pennsylvania Corporate Tax Reports along with the 2009 and 2008 Pennsylvania Bank Shares Tax Returns.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered accountants.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.  For each proposed service, the independent registered accountant is required to provide detailed back-up documentation at the time of approval.

In the event that the shareholders do not ratify the selection of ParenteBeard LLC as the independent registered public accounting firm for the 2010 fiscal year, the Board of Directors may choose another accounting firm to provide independent registered public accountant/audit services for the 2010 fiscal year.

Representatives of ParenteBeard LLC are expected to attend the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to answer questions.

The Board of Directors recommends a vote FOR the ratification of ParenteBeard LLC, as the independent registered public accounting firm for 2010.

CONSIDERATION OF SHAREHOLDER PROPOSAL TO
DECLASSIFY BOARD OF DIRECTORS
(PROPOSAL NO. 3)

We received the following shareholder proposal from Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917. Mr. Armstrong owns approximately 1,048 shares of the Company’s common stock. The Company disclaims any responsibility for the content of this proposal and supporting statement which are presented verbatim from the shareholder.

RESOLUTION

That the shareholders of FIDELITY D & D BANCORP, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected Directors.

STATEMENT

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments expecially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR”  this proposal.

Board of Directors Recommendation and Statement

THE BOARD OF DIRECTORS UNAMIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

This proposal requests the Board of Directors take the steps necessary to cause the annual election of all directors.  The Company’s Board of Directors is divided into three classes, each of which serves for a three-year term.  This Board structure has been in place since 2000.  It is designed to balance two concerns – the need for shareholders to express their opinion on the Board’s performance, and the need for the Company’s directors to focus on the Company’s long-term success.

Stability and Continuity.   We believe that a classified board enhances the stability and continuity of the Board of Directors.  Our Board of Directors puts great emphasis on long-term planning and focus.  By electing one-third of the directors each year, it ensures that two-thirds of the directors remaining have the requisite experience in and knowledge of the Company’s ongoing business and operations to implement and focus on strategic long-term planning and goals.  A sudden change in Board composition could jeopardize our long-term plans.

Accountability.  While our directors hold three-year terms on a classified board, they have the same fiduciary and legal duties to the shareholders of the Company as directors elected on a yearly basis.  It is the manner in which directors conduct themselves on the Board that drives corporate governance and not the frequency to which they are elected.  Furthermore, the Board’s effectiveness depends in large part on how well its members work together to identify and address issues important to its shareholders and the Company’s future.  Finally, as engaged community members and business leaders, directors are available to be contacted by any shareholder to discuss issues throughout the year.

Independence.  We believe that a classified board enhances director independence.  By electing approximately one-third of the Board each year, our directors are insulated from pressure by special interest groups that may have interests which are contrary to the best interests of all shareholders.

Value Protection.  The Board of Directors believes that its interests, and those of management, are specifically aligned with the shareholders’ interests, through the fiduciary duty owed by Board members and management to act in shareholders’ best interests.  If persons or entities of questionable intent or hostile to the long-term shareholder interests took a position in the Company which permitted them to determine the outcome of an election of directors in a yearly election regime, they could abruptly change the composition of the Board in a single year and thereby diminish shareholder value protections.  However, a classified board would slow any change in board composition over the span of a couple of years.  This would encourage any influences of questionable intent to negotiate with the Board and permit the Board to consider various alternatives, if available, and maximize shareholder value.

Vote Required and Board Recommendation.

Assuming a quorum is present: the affirmative vote of a majority of the votes cast on the proposal at the annual meeting, whether in person or by proxy, is required for the approval of the proposal presented above.  However, because this proposal is only a request, approval of the proposal will not automatically repeal the classified board.  Eliminating the classified board would require further action by the Board.

As a result, the Board considers this proposal ill-advised.

The Board of Directors recommends that Shareholders vote AGAINST this proposal.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the Notice of Annual Meeting of Shareholders that properly may come before the annual meeting.  However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Company on the recommendation of the Board of Directors.

ADDITIONAL INFORMATION

The Company encloses a copy of the annual report for the fiscal year ended December 31, 2009, with this proxy statement.  The annual report is also available online at www.bankatfidelity.com/proxy materials.  In addition, upon request, any shareholder may obtain, without charge, a copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2009, including the consolidated financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, from Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 or by calling (570) 342-8281.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

# REVOCABLE PROXY
## FIDELITY D & D BANCORP, INC.

## THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Mary E. McDonald and David L. Tressler, Sr. and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Fidelity D & D Bancorp, Inc. that the undersigned shareholder may be entitled to vote at the Annual Meeting of Shareholders to be held at Blakely and Drinker Streets, Dunmore, Pennsylvania, 18512, on Tuesday, May 4, 2010, at 3:00 p.m. Eastern Daylight Time, and at any adjournment or postponement of the meeting as follows:

| | For | With-hold | For All Except |
|---|---|---|---|
| 1. Election of two Class C Directors to serve for a three-year term: | ☐ | ☐ | ☐ |

**Brian J. Cali, Esquire** **Patrick J. Dempsey**

**INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.**

______________________________

| | For | Against | Abstain |
|---|---|---|---|
| 3. Shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors. | ☐ | ☐ | ☐ |

4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

**PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING OR CALL 1-800-388-4380.** → ☐

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED **FOR** ALL NOMINEES AND, **FOR** PROPOSAL 2 AND **AGAINST** PROPOSAL 3 LISTED ABOVE.

**Detach above card, sign, date and mail in postage paid envelope provided.**

## FIDELITY D & D BANCORP, INC.

### PLEASE ACT PROMPTLY

**PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.**

This proxy must be dated, signed by the shareholder and returned promptly in the enclosed envelope.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If stock is held jointly, each owner should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

______________________________

______________________________

______________________________

**The Notice of Meeting, Proxy Statement and Annual Report to Shareholders are available online at:**

**www.bankatfidelity.com/proxymaterials**

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